Exhibit 99.2

Guided Therapeutics Second Quarter 2015 Conference Call Script

Participants: Gene Cartwright, Charles Rufai, Robert Haag

Conference Specialist Opening Speech: Read by conference call Company’s operator

Greetings and welcome to the Guided Therapeutics second quarter 2015 Financial Results Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the call, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

And now I would like to now turn the call over to Robert Haag, Managing Director at IRTH Communications.

Robert…..

Robert Haag

Thank you. Before we begin, I would like to let you all know that the Company will be doing things a little differently than on past calls. Guided Therapeutics appreciates everyone's participation and respecting that, to be more efficient with your time this quarter the Safe Harbor statements will be read following the Q&A. With us today are Guided Therapeutics CEO, Gene Cartwright and the Company’s Controller, Charles Rufai, CPA. Now I would like to turn the call over to Guided Therapeutics CEO, Gene Cartwright, who will give an overview of the Company’s business activities and developments for the second quarter of 2015. Gene will then turn the call over to Charles Rufai, Guided Therapeutics Controller, who will provide an overview of the Company’s key financial performance and operating metrics. We will then open the call for Q&A.

Gene….

Gene Cartwright

Thank you Robert. Hello everyone and thank you all for joining our call today to discuss Guided Therapeutics second quarter results.

We have modified our sales strategy and product positioning significantly over the last few months, so I want to take just a moment to describe these changes and how we think they should benefit the company and its shareholders in the months and years to come.

As you may know, there are two uses for our product. The triage use is used for women who test positive for the Pap smear or HPV in cervical cancer screening. Typically, about 10% of women who are screened end up with a positive result. But over 80% of these positive Pap smear tests are false positives. Without LuViva, these women would go on to have a colposcopy exam and a biopsy taken. By testing with LuViva prior to the colposcopy, we can prevent approximately 40% of the unnecessary biopsies from being taken. And when LuViva says that a Pap smear positive woman is negative, our level of confidence that we are right is 99%.

Acquiring new customers for this triage use generally requires selling one clinic at a time, which is normal for a new technology. My experience is that it takes 8-10 sales calls to change a physician’s behavior and then typically the doctor wants to evaluate the product, especially when the number of customers that we have in the beginning is small.

As the number of customers that we close grows, doctors are more inclined to follow another doctor’s recommendation without doing a lengthy evaluation study. To this point, we are starting to see shorter evaluations in Canada now.

The second use for our product is for primary cervical cancer screening, similar to the Pap smear or HPV. As we’ve stated before, we see the primary market for this use in the developing world. There, only a small percentage of women are tested either by the Pap smear or HPV. The Pap smear requires well trained Pap smear readers, which are lacking in these countries, and HPV is a somewhat complicated molecular test and expensive for these countries to implement.

These countries find the following attributes of LuViva to be very compelling:

A nurse can run LuViva;

No sample is taken;

No laboratory is needed;

And a result is given at the point of care in only about a minute.

These are some of the main reasons why we’re seeing a high level of interest in Turkey, Kenya, Bangladesh, Indonesia, etc. I should also mention that the clinical need for cervical cancer screening in these countries is very high since they do very little Pap smear or HPV testing. Additionally, we’re finding that governments want to show that they are doing something for women’s health both to improve women’s health, but also for political reasons, to garner the women’s vote and/or support.

So, right now and for the foreseeable future, we are primarily focused on closing large sales, normally by working with the governments, in developing countries for primary cervical cancer screening. The clinical need is higher for these screening sales and they are also far larger than the individual triage sales.

As many of you may know, I have worked in the diagnostics industry for over 30 years and I want to point out that there are very few screening markets; mammography, colonoscopy, PSA for prostate cancer and the Pap smear/HPV. Each of these markets is massive since you are testing the entire population, not just people with disease. That is why our market opportunity for LuViva in the developing world is so enormous. We estimate that it is over $1.2 billion in our currently targeted markets. And that assumes that only 50% of the age appropriate women get screened once every three years.

We announced a multiyear $10 million deal with Turkey recently, which is the result of a large clinical study that they did using our product for primary cervical cancer screening. But even though the contract calls for 200,000 disposables for 2016, we think that may only be approximately 10% of the total potential market for Turkey. We think that up to 3 million women per year could be screened in Turkey, which would mean many more disposable orders.

Although working with governments in the developing world takes a long time to generate significant sales, and it is hard to predict when they will be finalized, they are certainly well worth the effort. Very few small companies have these sorts of extremely large opportunities and we are confident we can continue to close more sales

We continue to believe that we will also generate substantial business in Kenya. We hope to release more details about our work there soon, but our near term results in Kenya could very well be even bigger than Turkey.

We are progressing with similar sales tactics in Bangladesh, Indonesia, Guatemala and Nigeria. We also believe there are screening opportunities in parts of Eastern Europe. There are also many other countries where our point of care technology could have very big advantages for screening and we are pursuing these as well.

In order to get to cash flow breakeven with our current expenses, we don’t need to be successful in too many of these target countries. The Turkey deal alone gets us probably a little more than a third of the way there. If Kenya closes, that may in and of itself get us to breakeven, depending on if we get the contract and the size of the final deal we anticipate. If Kenya doesn’t get us all of the way to breakeven, then we believe the third deal will.

That’s the way that we’re currently thinking about our business and our clear goal of getting to cash flow breakeven and then to profitability as soon as possible.

With the just mentioned goals as our primary focus, we will also continue our efforts with the triage use in both Europe and Canada, but we believe those sales will continue to grow, just a bit more slowly.

We also plan to add more distributors in new countries. The two most populous countries in the world, China and India, are countries which we would like to start distribution in this year. We are working with a partner now in China, but the distribution agreement has not been finalized. In India we are talking to a large international Healthcare company regarding distribution there.

We are also continuing our efforts here in the US with the FDA. We were disappointed with their Non Approvable letter which we received in May and we are following the formal process of asking for a follow up meeting to discuss the clinical protocol and the number of samples needed in the additional clinical study which they have requested that we do. We will update you on our progress through press releases and other communications. We are definitely intent on getting FDA approval, but this process will take some time, certainly more than one year from today.

Fortunately for us, the international market is much bigger than the US market and as I’ve already stated, we are getting some real traction in the international screening market now.

From a financial standpoint I would like to highlight a few things.

•	We reduced our burn rate in the first quarter and that reduction has been helpful for us to show a decrease in our quarterly loss from a year ago.
•	We worked with our banker, Ladenburg Thalmann to clean up some outstanding issues regarding our capitalization as part of our last financing.
•	We are happy to get the additional financing that we closed recently, but unfortunately the raise had to be done right after our FDA news, at a low stock price, which made the raise more dilutive than we would have liked.
•	We are working on ways to bring non-dilutive capital into the company, but it’s hard to predict it these will be successful
o	We are looking at out-licensing a technology that we have that we are currently not utilizing in LuViva
o	We are looking at out-licensing the selling of LuViva for a couple of large markets
o	We have already out-licensed one technology and we get quarterly royalty payments on that deal. We are discussing a potential deal to accelerate the royalty payments and get a fully paid up license.
•	This quarter’s sales were below our target, but we are very encouraged by the Turkey deal and the other very large potential contracts that we’re working on.

As for guidance for the remainder of the year. I want to give you two numbers, one is sales and the other is orders.

As for orders, today we have purchase orders for 57 units and more than 52,000 Cervical Guide disposables. Based on what we know today, we could see additional orders ranging from an additional 37 to 67 LuVivas and an additional 14,000 to 300,000 disposables before the end of the year. The reason for such a wide margin is timing of the orders we are currently engaging.

As to sales, we expect to end the year with revenue of about $1.1 million based on our current projections for build and inventory. Based on our cash situation, our sales for this year will be limited by the amount of parts we can afford to buy. We can increase our total year sales number with additional financing to purchase parts and Cervical Guide inventory.

Now that we are gaining some traction in the market, we have decided to spend more money on investor relations and public relations to try to increase the profile of our company and attract more investors who see our value proposition and potential.

We signed a deal with IRTH Communications and we’re working closely with them to get our story told to a wider market. We hope that this, in conjunction with other commercial news will increase our shareholder base.

The path forward for our company is clear. We need to execute on the Turkey deal and sign one or two more large contracts, which we are working to close as soon as possible. That should take us to cash flow breakeven. That is the major goal that we are targeting. With that I’ll turn it over to Charles.

Charles Rufai:

Thanks Gene. Good morning everybody.

We reported sales revenue from the sale of LuViva devices and disposables for the three months ended June 30, 2015 of approximately $103,000. Sales revenue from the sale of LuViva devices and disposables for the three months ended June 30, 2014 was approximately $201,000. Contract revenue decreased to approximately $10,000 for the quarter ended June 30, 2015, from approximately $11,000 for the same period in 2014.

Related costs of goods sold were approximately $207,000 for the 2015 quarter, of which approximately $73,000 was related to variances, which resulted in a gross loss for the device and disposables of approximately $104,000. By comparison, related costs of goods sold were approximately $271,000 in the second quarter 2014, which resulted in a gross loss on the device and disposables of approximately $70,000.

General and administrative expenses increased slightly to $1.0 million in the second quarter of 2015 compared to $999,000 in the second quarter of 2014.

Sales and marketing costs decreased to $183,000 in 2015 versus $345,000 in the same quarter of 2014.

As a result, for the second quarter 2015, the loss from operations was approximately $1.6million as compared to about $2.0 million for the same period in 2014. In addition, other income and expense for the 2015 period was $105,000 of expenses compared to $125,000 of expenses in 2014.

In the quarter just ended, we had deemed dividend expenses on our preferred stocks of approximately $1.3 million. This contributed to a net loss for the three months ended June 30, 2015 of $3.0 million or $0.03 per diluted share versus $2.2 million or $0.03 per diluted share for the same period in 2014.

We ended the quarter with cash of approximately $2.0 million compared to about $162,000 in December 31, 2014. We used approximately $1.2 of cash in operating activities during the first six months of 2015 compared to about $2.8 million in the comparable period of 2014. Non-cash adjustments included a recovery of approximately $648,000 related to the change in fair value of warrants and expenses of about $529,000 related to non-cash stock based compensation.

I would like to turn the call over to Gene for closing remarks.

Gene Cartwright

Thanks Charles. We are confident that our business is now starting to grow significantly and that growth should accelerate. Our strategy of selling to governments in the developing world for primary cervical cancer screening is proving to be successful. Our contract with Turkey is the first real proof of that. The market in the developing world is big and the clinical need is significant. We look forward to updating you on our progress going forward.

We would now like to open up the call for questions.

Q&A Session: OPERATOR TO HANDLE

Operator That concludes the Q&A. I would now like to turn over to Mr. Robert Haag, Managing Director and Partner at IRTH Communications, who will read the Safe Harbor Statement. Robert…

Final Remarks: Robert Haag

Thank you everyone. I would like to remind you that in this call, management’s prepared remarks contained forward-looking statements, which are subject to risks and uncertainties, and management may have made additional forward-looking statements during the question and answer session.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. In addition, any projections as to the Company’s future performance represent management’s estimates as of today, August 13, 2015. Guided Therapeutics assumes no obligation to update these projections in the future as market conditions change.

The Company has filed its 10Q with the SEC and issued a press release announcing its financial results, so participants in this call who may not have already done so, may wish to look at those documents as we provide a summary of the results we discussed on today’s call. Today’s call may have included non-GAAP financial measures. When required, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today’s press release which is also available at www.guidedinc.com.

So with that, I would like to thank all Guided Therapeutics shareholders for their participation on today’s call and their support for the Company. This concludes the Guided Therapeutics 2015 second quarter conference call.